Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hewlett Packard Enterprise Executive Deferred Compensation Plan and the Hewlett Packard Enterprise Grandfathered Executive Deferred Compensation Plan of our report dated July 1, 2015, with respect to the combined financial statements of Hewlett Packard Enterprise Company included in its Registration Statement (Form 10), as amended, for the year ended October 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
October 29, 2015